Globix Appoints Ted Lodge Executive Chairman

NEW YORK, Oct 31, 2005 (PRIMEZONE) -- Globix Corporation (AMEX:GEX), a leading provider of application, media, IP infrastructure and network services, today announced that Ted S. Lodge had been appointed Chairman of its Board of Directors and has agreed to serve as Executive Chairman of the Company. From 1996 until earlier this year, Mr. Lodge was affiliated with Pegasus Communications Corporation in a variety of capacities, serving the last four years as Pegasus’ President, Chief Operating Officer, Counsel, and member of its Board of Directors. Mr. Lodge is currently Principal of Lodge Special Situations LLC.

Steven Singer, a member of Globix’s Board and its non-Executive Chairman prior to Mr. Lodge’s appointment, stated, “We are very pleased that Globix will be able to benefit from Ted’s diverse business experience as the Company looks to continue reaping the benefits of the merger with NEON Communications earlier this year and seeks additional opportunities to grow the combined business.”

About Globix:

Globix Corporation (AMEX:GEX) is a leading provider of application, media, IP infrastructure and network services. Globix delivers tailored and scalable business solutions that are cost effective, helping clients optimize and protect revenue streams, improve user satisfaction and reduce technology operating costs and risks. NEON, a wholly-owned subsidiary of Globix, provides advanced optical networking to carriers and large enterprise customers in the Northeast and mid-Atlantic. Globix and its subsidiaries have operations in New York, NY, Boston, MA, London, U.K., Santa Clara, CA, Fairfield, NJ, Washington D.C. and Atlanta, GA. For more information visit www.globix.com.

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CONTACT:	Globix Corporation
Daniel Ephraim, Director, Marketing
212-625-7414
dephraim@globix.com